Exhibit 10.20

NETLOGIC LETTERHEAD

June 7, 1999

Marcia Zander

[address]

Dear Marcia,

NetLogic Microsystems LLC (the “Company” or “NetLogic”) is pleased to offer you employment on the following terms:

1. Position. You will serve in a full-time capacity as the Vice President of Sales of the Company. You will report to Norman Godinho, President and CEO of the Company. You will be responsible for all the sales functions of the Company, which includes bookings for NetLogic’s products and working with the Marketing, Operations and Product Development groups, in order to achieve the Company’s revenue and profit goals. You will also be responsible for managing the Company’s sales representative organizations and adding sales representatives, both domestic and international, in those areas in which NetLogic does not currently have representation. NetLogic’s Eastern Regional Sales Manager, Steve Tacey, will report to you. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2. Salary. You will be paid a salary at the annual rate of $160,000 from your employment start date through the end of Fiscal Year 2000 (FY00), (which ends on April 30, 2000), payable in bi-weekly installments in accordance with the Company’s standard payroll practices for salaried employees. You will also receive a bonus of $7,500 per quarter starting from the second quarter (August, September, October, 1999) of FY00 based on the achievement of specified goals to be agreed upon by you and your supervisor. Assuming you commence your employment with NetLogic on or before July 6, 1999, you will receive an additional $2,500 after the end of the second quarter of FY00. In addition, you will be entitled to a commission of two (2) percent of NetLogic’s product revenues (excluding revenues relating to licensing of the Company’s technology) (hereafter referred to as “Product Revenues”) for the balance of FY00. Your total cash compensation for FY00 will have a cap of $250,000.

You will be paid a salary at the annual rate of $170,000 in FY01 (which starts on May 1, 2000), payable in bi-weekly installments in accordance with the Company’s standard payroll practices for salaried employees. You will also receive a bonus of $5,000 per quarter in FY01, based on the achievement of specified goals to be agreed upon by you and your supervisor. In addition, you will be entitled to a commission of one percent (1%) for the first five million (5M) dollars of NetLogic’s Product Revenues for FY01 plus one half percent (0.5%) of the balance of the Company’s Product Revenues for FY01. Your total cash compensation for FY01 will have a cap of $300,000.

You will be paid a salary at the annual rate of $180,000 in FY02 (which starts on May 1, 2001), payable in bi-weekly installments in accordance with the Company’s standard payroll practices for salaried employees. You will also receive a bonus of $5,000 per quarter in FY02, based on the achievement of specified goals to be agreed upon by you and your supervisor. In addition, you will be entitled to a commission of one half percent (0.5%) for the first fifteen million (15M) dollars of NetLogic’s Product Revenues for FY02, plus four tenths percent (0.4%) of the balance of the Product Revenues for FY02. Your total cash compensation for FY02 will have a cap of $350,000.

The bonus and commission will be paid no later than the date of the second payroll after the end of each fiscal quarter. After FY02, your salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

NetLogic will make an $800 per month lease payment for your car and will also reimburse you for the insurance, gas/wash, license and maintenance expenses, which you have estimated to amount to an additional $400 per month. NetLogic will also pay your monthly cellular phone expenses for business use. The car and cell phone payments are negotiated benefits associated with the position of the VP of Sales position.

3. Stock Options. You will be granted an option to purchase three hundred thousand (300,000) of the Company’s Class 2 membership units (the “units”), which has been approved by the Company’s Board of Directors. The exercise price per unit will be equal to the fair market value per unit on the date the option is granted, which is your first day of employment. The option will be subject to the terms and conditions applicable to options granted by the Board and as described in the applicable membership interest purchase agreement. The option will be immediately exercisable, but the purchased units will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you are fully vested in the units. You will vest in twenty five percent (25%) of the units after one (1) year of continuous service and the remainder of the units will vest in equal monthly installments thereafter, with all of the units vested after forty eight (48) months of continuous service, as described in the applicable membership interest purchase agreement. The Company will loan you the money to purchase the units, if you so wish, with a four (4) year note bearing an interest rate of 6% per annum compounded semi-annually and pledged by your NetLogic stock.

You will be granted an additional option for fifty thousand (50,000) units at the end of your first year at NetLogic, subject to achieving mutually agreed upon goals with your Supervisor. You will vest in twenty five percent (25%) of the units after one year, measured from the date of grant (which will be your first anniversary of employment at NetLogic), with the remainder to vest in equal monthly installments thereafter, as described above. The option price will be the fair market price at the time of the grant.

4. Termination. In the event that you are terminated by NetLogic involuntarily for any reason other than “cause” (as defined below), you will receive six (6) months of your base salary plus any earned commissions prorated and payable when otherwise due, according to NetLogic’s standard payroll practices. In addition, if you are terminated by NetLogic involuntarily, you will be given two years to repay the loan for the stock which you will have vested at the time of your termination. The Company will pay your insurance premium for up to three (3) months of continued health insurance to the extent that you are eligible for and elect COBRA coverage. This termination clause is valid for four years from your employment start date and is binding on any company that may acquire

NetLogic during this period. You will not be entitled to the above termination benefits should you be terminated for “cause”.

“Cause” is defined as employee’s deliberate and consistent refusal to perform employee’s duties or deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Company’s Board of Directors, employee’s unauthorized use or disclosure of the confidential information or trade secrets of the Company, employee’s conviction of a felony under the laws of the United States or any state thereof, or employee’s gross misconduct. In the event there are performance issues, employee will be given written notice of the issues and an opportunity to correct the stated issues.

5. Agreement Regarding Confidentiality and Inventions. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Agreement Regarding Confidentiality and Inventions, a copy of which is attached hereto as Exhibit A.

6. Period of Employment. Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company, with the approval of the Board of Directors. However, in the event you are terminated involuntarily without “Cause”, you will be entitled to the benefits stated in Section6/Termination.

7. Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

8. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9. Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

10. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and the CEO of the Company, with the approval of the Board of directors. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to us. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on Wednesday, June 9, 1999.

We look forward to having you join us on or before Tuesday, July 6, 1999.

If you have any further questions, please discuss these with us.

Very truly yours,

/s/ Norman Godinho
Norman Godinho President and CEO

I have read and accept this employment offer:

/s/ Marcia Zander

Marcia Zander Dated: June 7, 1999 Attachment Exhibit A: Agreement Regarding Confidentiality and Inventions.

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